Exhibit 10.1

APPLICATION OF THE CONNECTICUT : DOCKET NO. 09-11-12
WATER COMPANY TO AMEND RATE     :
SCHEDULES                 : June 28, 2013

SETTLEMENT AGREEMENT

INTRODUCTION

The Connecticut Water Company (“CWC” or the “Company”) has identified an opportunity to utilize a recent change in the United States Internal Revenue Services (“IRS”) Code (Repair Regulations – Rev. Proc. 2012-19) allowing for the immediate deduction of qualifying capital spending that otherwise would have been deducted over the book life of the asset. This has provided an opportunity for a regulated utility like CWC that has been addressing its aging infrastructure needs by systematically replacing components of its pipeline, to derive a material financial benefit. In this Settlement Agreement The Connecticut Water Company (“CWC” or the “Company”), Consumer Counsel Elin Swanson Katz (“Consumer Counsel”), and George Jepsen, Attorney General for the State of Connecticut (“Attorney General”) propose a mechanism to provide the benefit from those savings to customers in the form of a rate reduction or credit on their water bills.

“Revenue Procedure 2012-19” allows CWC to adopt an alternative method for determining how capital expenditures can be treated for federal tax purposes, allowing certain expenditures that were historically considered as capital for tax purposes to now be eligible to be deducted on federal taxes.  The IRS procedure allows the Company to reflect a ‘catch up adjustment’ to be adopted on its 2012 Federal Tax Return and reach back for refunds of taxes paid on or after January 1, 2010.  The Company has proposed to reflect the method change in its 2012 tax filing, which is due on or before September 16, 2013, and anticipates a significant refund as a result. The Company expects that the refund will be approximately $10 million.

The Company has proposed an accounting treatment to allow for the deferral of  the tax refund received from the 2012 IRS filing and a credit of the catch up tax benefit to customers over a period of time through a credit on water bills issued starting April 1, 2014.

In conjunction with the rate reduction from the tax change, the Settlement Agreement provides that CWC shall remove the Water Infrastructure and Conservation Adjustment (“WICA”) authorized as of October 1, 2013 as a surcharge on customers’ bills and include that amount in base rates effective April 1, 2014, concurrent with the rate reduction for the tax refund.

Further, the Settlement Agreement provides that CWC record on its accounting and financial reporting records revenues to establish and implement the Revenue Adjustment Mechanism (“RAM”) authorized by PA 13-78, with any associated change in rates to also be reflected on customers’ bills as of April 1, 2014.

With these changes, the Company would delay the filing of the next application for WICA for one year after the WICA filing that it plans to file in July 2013. Thus there would be no new WICA surcharge on customers’ bills after the rate changes on April 1, 2014 authorized by this agreement until October 1, 2014.  Further the Company agrees herein that it would not file for a general rate increase that would become effective prior to October 1, 2015.

The combined effect of these changes will result in a net reduction on customers’ bills as of April 1, 2014 and delay otherwise planned increases from WICA and a general rate case, creating greater certainty for customers.  The Company, the Consumer Counsel, and the Attorney General submit that the proposed settlement provides clear benefits to customers and request the Public Utilities Regulatory Authority’s (“PURA” or the “Authority”) approval thereof.

This Settlement Agreement (the “Agreement”) is made as of the 28th day of June, 2013 by and between CWC, the Consumer Counsel, and the Attorney General. CWC, the Consumer Counsel and the Attorney General are sometimes referred to individually as a “Party” and collectively as the “Parties.”

I.	BACKGROUND

A.
The Parties have engaged in rate settlement discussions in order to reduce the impact of CWC’s water rates on Connecticut consumers, to stabilize those water rates in the coming years and to provide for the recovery of the Company’s costs of providing high quality water service to its customers.

B.
Those settlement discussions resulted in the rate settlement that is the subject of this Agreement and the accompanying Petition to Reopen the Company’s prior general rate case for the limited purpose of securing the approval of the Authority with respect to implementing the rate adjustments described herein.

C.
This Agreement represents an integrated set of trade-offs and compromises in order to achieve the goal of a fair resolution of the issues described above. It provides a rate reduction to consumers and enables CWC to accept a “stay out” period within which it agrees it will not file for a general increase of base rates. As more fully set forth in Section C below, neither of the Parties necessarily finds any particular element of the Settlement Agreement reasonable standing apart from the rest of the Agreement.

D.
The elements of the rate adjustments required by the Agreement are described below. The attached exhibits showing rate and revenue requirement calculations are provided for illustration purposes only. Actual calculations will be provided as and when described below, when actual final tax and sales figures are known.

Based upon the Company’s current estimates of the Repair Tax Deduction Credit (“RTDC”) and assuming that it is applied over a two-year period, the approximate amount of the reduction for CWC that will be shared with customers from the RTDC is expected to be approximately $10 million or 6.4%. The benefit of the RTDC can be applied such that, even with the implementation of the Revenue Adjustment Mechanism (“RAM”) authorized by PA 13-78, the Parties expect there will be a net reduction in customers’ bills starting in April of 2014.

II.	RATE ADJUSTMENTS

A.
The tax impact of the change in the repair tax deduction taken on CWC’s 2012 federal tax return will be credited to customers over a two-year period starting on April 1, 2014. This rate reduction will be reflected as a line item on the customer bills with the surcredit as a percentage of base rates in effect as of April 1, 2014.

1.
CWC’s 2012 Federal Tax Return will be filed as required on or before September 16, 2013. Through that filing, the Company will be allowed to capture eligible repair tax deductions for prior years, creating the RTDC that is to be credited to customers pursuant to this Agreement.

2.	PURA shall authorize CWC to defer, as soon as practicable, but not later than December 31, 2013, the amount to be credited to customers on its Balance Sheet.

3.	Amount to be credited to customers:

a.	Cash refund equal to total amount paid on 2010 federal income tax return plus;

b.	Cash refund equal to total amount paid on 2011 federal income tax return plus; and

c.	Amount the RTDC allowance reduces federal income taxes paid for 2012 tax year.

4.	On or before October 30, 2013, CWC will submit the following to PURA as a compliance filing:

a.	Total actual amount of the tax refund relating to 3(a) and 3(b) above and the amount of the RTDC for the 2012 tax year;

b.	A copy of the Company’s Consolidated 2012 federal income tax return; and

c.
The calculation of the rate reduction that will be applied to all customers’ bills starting on April 1, 2014. (See Exhibit A for example of rate reduction calculation; see paragraph C below for rate design).

B.
The approved WICA authorized as of October 1, 2013 will be included in the Company’s base rates and removed as a surcharge effective April 1, 2014. There will be no increase to customers’ bills due to the change in location of the WICA on the bill.

1.
Effective on April 1, 2014 the approved WICA in effect as of October 1, 2013 will be folded into base rates on a pro rata percentage basis across the board to all of the Company’s rates, including miscellaneous charges.

2.	On or before March 1, 2014, CWC will submit the following to PURA:

d.	The new base rate revenue requirements calculation reflecting the WICA fold in (See Exhibit B for example); and

e.
A schedule showing all of the Company’s current base rates and what each base rate will become on April 1, 2014, reflecting the WICA adjustment described herein and the RAM described in Section C below.

C.
To establish and implement the RAM authorized in Section 3 of Public Act No. 13-78, PURA shall authorize the Company to record on its accounting and financial reporting records its allowed revenue as its operating revenue annually beginning in calendar year 2013, and to defer on its balance sheet as a regulatory asset or liability the positive or negative difference between its actual revenues and allowed revenues.

1.
Recovery or refund of the deferral for under or over collecting authorized revenues in 2013 on customers’ bills will start on April 20, 2014, through adjustments to the Company’s base rates designed to true up actual revenues to allowed revenues over a twelve-month period.

2.
The PURA rate order authorizing the rate adjustments required by this Agreement shall provide that CWC customers shall benefit from the establishment of an over earnings sharing mechanism as stipulated in Section 3(f) of Public Act No. 13-78 that will become effective for earnings accruing on or after the implementation of the RAM.

3.
Exhibit C shows the timeline and calculations for the RAM using sales and revenues from the Company’s 2012 calendar year as an example. As noted in Section B, on or before March 1, 2014, CWC will submit to PURA a schedule showing all of the Company’s new base rates that reflect the transfer of the existing WICA charges to base rates and the adjustment allowed under the RAM.

D.
Except as otherwise provided in part IV of this Agreement, the Company will not make a general rate filing for new rates unless those rates are to be effective on or after October 1, 2015. The Company will continue to make investments in infrastructure replacement consistent with its approved WICA plan, but after the rate changes on April 1, 2014 authorized by this agreement will not seek a WICA to be effective before October 1, 2014. The WICA filing in July 2014 will include all eligible WICA investments completed by the Company but not reflected in the last approved WICA adjustment in effect in October 2013.

E.	Protection for the Company in case the IRS subsequently disallows all or part of the RTDC that CWC has or was expecting to credit to customers:

1.	If the amount that has been credited to customers is greater than allowed by the IRS:

a.
Within ten days of the receipt by the Company of a formal notice from the IRS disallowing some or all of the RTDC, the Company shall make an immediate compliance filing with PURA eliminating the amount of the credit to customers’ bills equivalent to the amount of any such IRS disallowance on a going forward basis. The RTDC surcredit shall be adjusted or, in the case of complete disallowance by the IRS, eliminated as proposed by the compliance filing unless PURA issues a notice within twenty days of the compliance filing requiring a different schedule.

b.
The Company shall be authorized to defer on its accounting and financial records and include for recovery in its next general rate application the amount that has been credited to customers over and above the amount allowed by the IRS.

III.	RATE DESIGN

A.	All of the adjustments to base rates contemplated by this Agreement shall be reflected by across the board pro rata adjustments to rates and charges as follows:

3.	The RTDC shall be applied to all rates (including fire protection charges) except miscellaneous/special charges.

4.	The changes in base rates, to include the WICA charge and the application of the RAM, shall be applied to all rates and charges, including sales for resale and approved miscellaneous/special charges.

IV.	OTHER ISSUES

A.
Upon Authority approval of the Settlement Agreement in its entirety, CWC agrees that it shall not file a new application for a general increase in rates pursuant to section 16-19 of the Connecticut General Statutes that would become effective prior to October 1, 2015, provided that CWC reserves the right to request rate relief that would become effective prior to October 1, 2015 if CWC incurs or will incur unanticipated substantial and material cost increases as a result of changes in law, administrative requirements or accounting standards, or due to force majeure events such as acts of God, strikes, lockouts, acts of the public enemy, wars, riots, landslides, lightning, earthquakes, fires, storms, floods, breakage or accident to machinery or lines of pipe, line freeze ups, and other cause, whether the kind herein enumerated, or otherwise, which is not in the control of CWC and which by the exercise of due diligence CWC is unable to prevent or overcome, occurring after the date of this Settlement Agreement.

B.
The record in this proceeding provides sufficient evidence on which the Authority can rely to make a determination that the Settlement Agreement is reasonable and in the public interest, and that the resulting rates comply with applicable law.

C.	The Parties waive the right to submit briefs prior to the Authority issuing a Draft Decision approving or rejecting the Settlement Agreement.

D.	The Parties agree that this Settlement Agreement is in the public interest.

E.
This Settlement Agreement is intended to be an integrated document. As such, the terms contained herein are interdependent and not severable, and they shall not be binding upon, or deemed to be an admission or concession by any Party, or to represent the positions of the Parties, if the Settlement Agreement is not fully approved by the Authority. If the Authority does not approve this Settlement Agreement in its entirety, it shall be deemed withdrawn, it shall not constitute a part of the record in this or any other administrative or judicial proceeding, shall not be admissible as evidence or be used for any purpose whatsoever in this or any other administrative or judicial proceeding, and each Party shall be free to advocate any position on any of the issues addressed by the Settlement Agreement in this or any other administrative or judicial proceeding, unless the Parties agree otherwise.

F.
The Parties shall support the Settlement Agreement before the Authority, any other public forum and any court to which an appeal may be taken, shall do nothing to undermine the integrity of the Settlement Agreement and shall take all such action necessary on a cooperative basis to secure approval and implementation of the provisions of the Settlement Agreement.

G.
The discussions which have produced this Settlement Agreement have been conducted on the explicit understanding that all offers of settlement and discussions relating thereto are and shall be privileged and confidential, shall be without prejudice to the position of any Party presenting such offer or participating in any such discussions, and are not to be used in any manner in connection with this or any other administrative or judicial proceeding involving any or all of the Parties or otherwise.

H.
This Settlement Agreement does not represent an admission or concession by the Parties as to the proper disposition of any issue not related to this Settlement Agreement or these Parties in any other proceeding before the Authority, any court or any other administrative agency. It does not signify the Parties' agreement with any claim or claims made by any Party in this case. This Settlement Agreement or any of its terms shall not prejudice the positions that the Parties may take on any issue in any proceeding not related to this Settlement Agreement before the Authority, the courts or any other administrative agency, and shall not be admissible as evidence therein or in any proceeding not related to the matters and parties covered by this Settlement Agreement before the Authority, the courts or any other administrative agency, and shall not be deemed an admission or concession by any of the Parties in regard to any claim or position taken by any other of the Parties in such proceedings. The Settlement Agreement is not intended to establish precedent in such proceedings. Nothing contained herein shall be construed as a waiver of, or limitation upon any Party's right to raise any issues contained herein in any docket not related to this Settlement Agreement during the term of this Settlement Agreement.

IN WITNESS WHEREOF, each of the Parties has duly executed this Settlement Agreement as of the date set forth above.

THE CONNECTICUT WATER COMPANY

By /s/ David C. Benoit

         David C. Benoit
         Chief Financial Officer, Vice President-
Finance and Treasurer

ELIN SWANSON KATZ
CONSUMER COUNSEL

/s/ Elin Swanson Katz

GEORGE JEPSEN
ATTORNEY GENERAL FOR THE STATE OF
CONNECTICUT

/s/ George Jepsen (NRD)